As filed with the Securities and Exchange Commission on March 23, 2005

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRW AUTOMOTIVE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-0597059
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
12001 Tech Center Drive
Livonia, Michigan 48150
(734) 855-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, or Registrant’s Principal Executive Offices)

David L. Bialosky, Esq.
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(734) 855-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each Class		Offering Price	Aggregate Offering	Amount of
of Securities to be Registered	Amount to be Registered	Per Unit(1)	Price (1)	Registration Fee(1)

Common Stock, par value $0.01 per share	7,256,500 shares	$20.575	$149,302,488	$17,573

(1)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices per share of the common stock on the New York Stock Exchange on March 18, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[SIDEBAR]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 23, 2005

PROSPECTUS

TRW AUTOMOTIVE HOLDINGS CORP.

7,256,500 Shares of Common Stock

     All of the common stock offered hereby may be sold from time to time by and for the account of the selling security holders named in this prospectus.

     The methods of sale of the common stock offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such sales. We have agreed to bear expenses in connection with the preparation and filing of the registration statement of which this prospectus forms a part. However, the selling security holders will bear any fees or expenses related to any applicable underwriting discounts or commissions, brokers’ fees and similar selling expenses, and any other fees and expenses incurred by the selling security holders.

     The selling security holders and any broker-dealers that participate in the distribution of the common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. As a result, any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act of 1933. Upon being notified by the selling security holders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

     Our common stock is listed on the New York Stock Exchange under the symbol “TRW.” On March 22, 2005, the closing price of the common stock was $20.04 per share.

     Investing in our common stock involves risks. Please carefully consider the “Risk Factors” beginning on page 1 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                   , 2005

     As used in this prospectus, the terms “we,” “our,” “ours” and “us”, unless the context otherwise requires, refer to TRW Automotive Holdings Corp. and its subsidiaries and predecessors as a combined entity.

     You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus shall not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

The Company

     We are among the world’s largest and most diversified suppliers of automotive systems, modules and components to global automotive original equipment manufacturers, or OEMs, and related aftermarkets. We conduct substantially all of our operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily air bags and seat belts) and safety electronics (electronic control units and crash and occupant weight sensors). We are primarily a “Tier 1” supplier, with over 85% of our sales in 2004 made directly to OEMs. Our history in the automotive supply business dates back to the early 1900s.

     Our principal executive offices are located at 12001 Tech Center Drive, Livonia, Michigan 48150, and our telephone number is (734) 855-2600. Our website address is http://www.trwauto.com. Our website is not part of this prospectus.

Risk Factors

     An investment in the common stock offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision. Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section entitled “Forward-Looking Statements” in this prospectus.

Escalating pricing pressures from our customers may adversely affect our business.

     Pricing pressure from customers has been a characteristic of the automotive supply industry in recent years. This pressure has been substantial and is likely to continue. Virtually all OEMs have policies of seeking price reductions each year. Suppliers have been forced to reduce prices in both the initial bidding process and during the terms of contractual arrangements. We have taken steps to reduce costs and resist price reductions; however, price reductions have impacted our sales and profit margins and are expected to do so in the future. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations.

Severe inflationary pressures impacting the ferrous metal markets and extending to other commodities may adversely affect our profitability and the viability of our Tier 2 and Tier 3 supply base.

     The automotive supply industry has recently experienced significant inflationary pressures, primarily in the ferrous metals and resin/yarn markets. These inflationary pressures placed significant operational and financial burdens on us and suppliers, and are expected to continue in 2005. It is generally difficult to pass increased prices for manufactured components and raw materials through to our customers in the form of price increases.

     The inflationary environment surrounding ferrous metals and certain other commodities has resulted in concern about the viability of the Tier 2 and Tier 3 supply base as they face these inflationary pressures. Because we purchase various types of equipment, raw materials and component parts from suppliers, we may be materially and adversely affected by the failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. We have seen the number of these bankruptcies or insolvencies increase, due in part to the recent inflationary pressures in the ferrous metals markets. Consequently, our efforts to continue to mitigate the effects of this inflationary pressure may be insufficient and the pressures may worsen, thus potentially having a negative impact on our financial results.

Our available cash and access to additional capital may be limited by our substantial leverage.

     We are highly leveraged. This leverage may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes and limit our ability to adjust to changing market conditions, which may place us at a competitive disadvantage compared to those of our competitors that have less debt. In addition, a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities. We may be more vulnerable than a less leveraged company to a downturn in general economic conditions or in our business.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

     Certain of our borrowings, including borrowings under TRW Automotive Inc.’s senior credit facilities, are at variable rates of interest and expose us to interest rate risk. As of December 31, 2004, approximately 64% of our total debt was at variable interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same.

The cyclicality of automotive production and sales could adversely affect our business.

     Almost all of our business is directly related to automotive sales and automotive vehicle production by vehicle manufacturers. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for our products. Any significant economic decline that results in a reduction in automotive production and sales by vehicle manufacturers could have a material adverse effect on our results of operations.

Our business would be materially and adversely affected if we lost any of our largest customers.

     For the year ended December 31, 2004, sales to our four largest customers on a worldwide basis (Ford Motor Company, DaimlerChrysler AG, Volkswagen AG and General Motors Corporation and their respective subsidiaries), including sales within the vehicle manufacturer’s group, constituted approximately 58% of our total sales. Although business with any given customer is typically split among numerous contracts, the loss of, or significant reduction in purchases by, one or more of those major customers could materially and adversely affect our business, results of operations and financial condition.

Loss of market share by domestic vehicle manufacturers may adversely affect our results in the future.

     In recent years, the Big Three (Ford Motor Company, General Motors Corporation and the Chrysler unit of DaimlerChrysler AG) have seen a decline in their market share for vehicle sales in North America and Europe, with Asian OEMs especially increasing their share in such markets. Although we do have business with the Asian OEMs, our customer base is more heavily weighted towards the Big Three. Accordingly, if this trend of Big Three loss in market share should continue and our share of business with Asian vehicle manufacturers does not increase, our results could be adversely affected.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

     We face an inherent business risk of exposure to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims. In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product if the defect or the alleged defect relates to motor vehicle safety. Automotive suppliers like us are becoming more integrally involved in the vehicle design process and are assuming more of the vehicle system design responsibility. As a result, vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with product liability, warranty and recall claims. Depending on the terms under which we supply products, a vehicle manufacturer may hold us responsible for some or all of the repair or replacement costs of these products under new vehicle warranties, when the product supplied did not perform as represented. In addition, OEMs have experienced increasing recall campaigns in recent years, including a record number of such recalls in 2004. OEMs often require suppliers to share in the cost of recalls. Our costs associated with recalls or providing product warranties could be material. Product liability, warranty and recall costs may have a material adverse effect on our financial condition.

Our pension and other post-retirement benefits expense and underfunding levels of our pension plans could materially increase.

     Substantially all our employees participate in defined benefit pension plans or retirement/termination indemnity plans. We have previously experienced declines in interest rates and pension asset values. Future declines in interest rates or the market values of the securities held by the plans, or certain other changes, could materially increase the underfunded status of our plans and affect the level and timing of required contributions in 2005 and beyond. A material increase in the underfunded status of the plans could significantly increase our pension expenses and reduce our profitability.

     We also sponsor other post-retirement benefit (“OPEB”) plans that cover the majority of our U.S. and certain non-U.S. employees and provide for benefits to eligible employees and dependents upon retirement. We fund our OPEB obligations on a pay-as-you-go basis and have no plan assets. We are subject to increased OPEB cash outlays and costs due to, among other factors, rising health care costs. Increases in the expected cost of health care in excess of our assumptions could increase our actuarially determined liability and related OPEB expense along with future cash outlays.

Significant strengthening of the U.S. dollar could materially impact our results of operations.

     In 2004, approximately 68% of our sales were originated outside the United States. In our consolidated and combined financial statements, we translate our financial results for entities where the U.S. dollar is not the functional currency into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U. S. dollar, our reported international sales and earnings may be reduced because such entities’ reporting currency may translate into fewer U. S. dollars.

We are subject to other risks associated with our non-U.S. operations including expropriation and terrorism.

     We have significant manufacturing operations outside the United States, including joint ventures and other alliances. Risks are inherent in international operations, including:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American or other interests.

     These and other factors may have a material adverse effect on our international operations or on our business, results of operations and financial condition.

Work stoppages or other labor issues at our customers’ facilities or at our facilities could adversely affect our operations.

     Work stoppages occur relatively frequently in the automotive industry. If any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. This could cause us to shut down production facilities relating to those products, which could have a material adverse effect on our business, results of operations and financial condition. While labor contract negotiations at our locations historically have rarely resulted in work stoppages, we cannot assure you that we will be able to negotiate acceptable contracts with these unions or that our failure to do so will not result in work stoppages. A work stoppage at one or more of our plants may have a material adverse effect on our business.

We have recorded a significant amount of goodwill and other identifiable intangible assets, which may become impaired in the future.

     We have recorded a significant amount of goodwill and other identifiable intangible assets, including customer relationships, trademarks and developed technologies. Goodwill and other net identifiable intangible assets were approximately $3.1 billion as of December 31, 2004, or 31% of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $2.4 billion as of December 31, 2004, or 23% of our total assets. Goodwill and other net identifiable intangible assets were recorded at fair value on the date of acquisition.

     Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge that is included in operating income. We are subject to financial statement risk in the event that goodwill or other identifiable intangible assets become impaired.

Our expected annual effective tax rate could be volatile and materially change as a result of changes in mix of earnings and other factors.

     Changes in our debt and capital structure, among other items, may impact our effective tax rate. Our overall effective tax rate is equal to consolidated tax expense as a percentage of consolidated earnings before tax. However, tax expense and benefits are not recognized on a global basis but rather on a jurisdictional basis. We are in a position whereby losses incurred in certain tax jurisdictions provide no current financial statement benefit. In addition, certain jurisdictions have statutory rates greater than or less than the United States statutory rate. As such, changes in the mix of earnings between jurisdictions could have a significant impact on our overall effective tax rate in future periods. Changes in tax law and rates could also have a significant impact on the overall effective rate in future periods.

We may be adversely affected by environmental and safety regulations or concerns.

     We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries. We cannot assure you that we have been or will be at all times in complete compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, these requirements are complex, change frequently and have tended to become more stringent over time. These requirements may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make capital and other expenditures to comply with environmental requirements. In addition, certain of our subsidiaries are subject to pending litigation raising various environmental and human health and safety claims, including certain asbestos-related claims. While our costs to defend and settle these claims in the past have not been material, we cannot assure you that this will remain so in the future.

Developments or assertions by or against us relating to intellectual property rights could materially impact our business.

     We own significant intellectual property, including a large number of patents, trademarks, copyrights and trade secrets, and are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve. Developments or assertions by or against us relating to intellectual property rights could materially impact our business.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

     Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly engineers and other employees with electronics and software expertise. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

Because Blackstone controls us, the influence of our public shareholders over significant corporate actions will be limited, and conflicts of interest between Blackstone and us or our public shareholders could arise in the future.

     Currently an affiliate of The Blackstone Group L.P. (“Blackstone”) beneficially owns approximately 57% of our outstanding shares of common stock and has reached an agreement with Northrop Grumman Corporation pursuant to which Northrop Grumman Corporation will vote its approximately 9.9% interest in us in accordance with Blackstone’s instructions. As a result, Blackstone has the power to control all matters submitted to our stockholders, elect our directors and exercise control over our decisions to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders believe that any such transactions are in their own best interests. For example, Blackstone could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Additionally, Blackstone is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Blackstone may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as Blackstone continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions.

Forward-Looking Statements

     This prospectus includes “forward-looking statements” within the meaning of the U.S. federal securities laws. We intend that those statements be covered by the safe harbors created under those laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the Securities and Exchange Commission, or the Commission, including those described under “Incorporation of Certain Information by Reference.” All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will be achieved. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those suggested by our forward-looking statements are set forth under “Risk Factors.”

     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus and in our other filings with the Commission. We undertake no obligation to update or revise forward-looking statements which have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Use of Proceeds

     All of the shares of our common stock are being sold by the selling security holders identified in this prospectus. We will not receive any proceeds from the sale of the shares of our common stock offered by the selling security holders.

Selling Security Holders

     We agreed to issue and sell, and the selling security holders listed below agreed to purchase from us, shares pursuant to two stock purchase and registration rights agreements, each dated March 8, 2005. The closing of these sales occurred on March 11, 2005. The following table states the number of shares of our outstanding common stock that the selling security holders own following the closing of these sales, the number of such shares that may be sold for the account of the selling security holders pursuant to this offering, and the number of shares that will be owned by the selling security holders assuming the sale of all the shares offered hereby. We prepared the table set forth below based on the information supplied to us by the selling security holders named in the table.

     Unless otherwise described below, to our knowledge, no selling security holder nor any of its affiliates has held any position or office or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

		Number of Shares of
		Common Stock That
		May be Sold	Number of Shares of
	Number of Shares of	Pursuant to this	Common Stock Owned
Name of Selling Security Holder	Common Stock Owned	Offering	After Sale
Abitibi-Consolidated Pension Plan Master Trust Inc. (Nominee: WAVEPLANT & CO.)	7,000	7,000	0

American General Financial Group (Nominee: NEWCHART & CO)	34,000	34,000	0

Aon Asset Management Limited (Nominee: SEINE & CO.)	9,200	3,000	6,200

Aultman Health Foundation (Nominee: HARE & CO.)	1,700	700	1,000

AXA Enterprise Multimanager Mid Cap Value Fund (Nominee: Cudd & Co.)	2,000	900	1,100

AXA Premier VIP Small/Mid Cap Value Portfolio (Nominee: Cudd & Co.)	197,300	62,000	135,300

Butterfield Trust (Bermuda) Limited (Nominee: Kane & Co.)	2,200	2,200	0

Canadian Pacific Railway Company Pension Plan (Nominee: Mac & Co.)	104,600	32,200	72,400

Connecticut General Life Insurance Company (Nominee: Mac & Co.)	102,000	102,000	0

Coutts — Equator Inv Funds	13,200	3,900	9,300

Coutts — Inv Programmes Unit Trust	57,500	10,200	47,300

Derbyshire County Council (Nominee: Bost & Co.)	26,800	8,700	18,100

Hallmark Master Trust (Nominee: DEEPROCK & CO.)	16,000	4,700	11,300

Hartford Capital Appreciation Fund (Nominee: LUXURYLINES & CO.)	785,700	438,000	347,700

Hartford Capital Appreciation Fund, Inc. (Nominee: LAUNCHDOCK & CO.)	1,260,400	697,600	562,800

Hartford Mid Cap Value Fund (Nominee: PALMBEACH & CO.)	182,800	65,000	117,800

Hartford Mid Cap Value HLS Fund (Nominee: PALMBEAM & CO.)	455,700	141,700	314,000

Hewlett-Packard Company Master Trust (Nominee: SPRAYLAMP & CO.)	51,600	16,800	34,800

Jefferson Pilot Investment Advisory Corporation (Nominee: Gerlach & Co)	17,800	6,400	11,400

		Number of Shares of
		Common Stock That
		May be Sold	Number of Shares of
	Number of Shares of	Pursuant to this	Common Stock Owned
Name of Selling Security Holder	Common Stock Owned	Offering	After Sale
JNL Series Trust — JNL/T. Rowe Price Value Fund	78,000	78,000	0

JNL Series Trust — T. Rowe Price/JNL Mid-Cap Growth Fund	126,000	126,000	0

John Hancock Variable Series Trust I — Mid-Cap Value Fund B	15,400	15,400	0

Marriott International Mid Cap Growth Portfolio	34,600	34,600	0

MassMutual Institutional Funds —MassMutual Mid Cap Growth Equity II Fund	169,000	169,000	0

Maxim Series Fund, Inc. — Maxim T. Rowe Price MidCap Growth Portfolio	77,000	77,000	0

McDermott Incorporated Master Trust (Nominee: Bost & Co.)	22,000	8,000	14,000

Met Investors Series Trust — T. Rowe Price Mid-Cap Growth Portfolio	131,000	131,000	0

Northwestern Mutual Series Fund, Inc. — T. Rowe Price Small Cap Value Portfolio	3,600	3,600	0

Penn Series Funds, Inc. — High Yield Bond Fund	2,475	1,400	1,075

Phelps Dodge Corporation Defined Benefit Master Trust (Nominee: ELL & CO.)	12,300	7,500	4,800

Principal Investors Fund, Inc. — Partners Largecap Blend Fund	59,900	7,600	52,300

Principal Mutual Funds — Principal Partners Largecap Blend Fund, Inc.	6,000	1,500	4,500

Principal Variable Contracts Fund, Inc. — Large Cap Blend Series	7,900	1,200	6,700

Prudential — American Skandia Trust — AST T. Rowe Price Asset Allocation Portfolio	18,000	4,600	13,400

Public Employees’ Retirement System of Mississippi (Nominee: BLAZERPORT & CO.)	40,900	40,900	0

Saint Vincent Catholic Medical Centers of New York Retirement Plan (Nominee: HARE & CO.)	10,000	3,300	6,700

Salt River Project Employees’ Retirement Plan(Nominee: CEDE & CO.)	22,100	7,100	15,000

SBL Fund — Series N (Managed Asset Allocation Series)	4,300	800	3,500

		Number of Shares of
		Common Stock That
		May be Sold	Number of Shares of
	Number of Shares of	Pursuant to this	Common Stock Owned
Name of Selling Security Holder	Common Stock Owned	Offering	After Sale
Sisters of Mercy Health System (Nominee: BLAZERBOARD & CO.)	17,000	5,500	11,500

St. Gobain Corporation — Mid-Cap Growth	6,200	6,200	0

Suncorp Metway Investment Management Limited World Equities Pooled Superannuation (Nominee: ROMA & CO.)	9,000	5,000	4,000

TD Mutual Funds — TD U.S. Mid-Cap Growth Fund	71,000	71,000	0

T. Rowe Price Capital Opportunity Fund	8,600	1,500	7,100

T. Rowe Price High Yield Fund, Inc.	120,100	68,100	52,000

T. Rowe Price Institutional High Yield Funds, Inc.	20,025	11,200	8,825

T. Rowe Price Institutional Mid-Cap Equity Growth Fund, Inc.	104,000	104,000	0

T. Rowe Price Mid-Cap Growth Fund, Inc.	3,250,000	3,250,000	0

T. Rowe Price Mid-Cap Growth Portfolio, Inc.	161,000	161,000	0

T. Rowe Price Mid-Cap Value Fund, Inc.	481,000	481,000	0

T. Rowe Price Value Fund, Inc.	422,000	422,000	0

TRP SICAV Global High Yield Bond Fund	22,100	14,700	7,400

Vanguard Capital Value Fund (Nominee: Gerlach & Co)	121,700	121,700	0

Verena Consultadoria E Investimentos, S.A. (Nominee: Bost & Co.)	9,400	3,100	6,300

WTC-CIF II Large Cap Research Equity Portfolio (Nominee: Finwell & Co.)	23,200	12,700	10,500

WTC-CIF Mid-Cap Value Portfolio (Nominee: Finwell & Co.)	6,300	1,900	4,400

WTC-CIF Research Equity Portfolio (Nominee: Finwell & Co.)	128,800	42,200	86,600

WTC-CTF Research Equity Portfolio (Nominee: Landsign & co.)	353,900	118,200	235,700

Total	9,503,300	7,256,500	2,246,800

Plan of Distribution

     We have been advised that the distribution of the common stock by the selling security holders may be effected from time to time in one or more of the following transactions (which may involve block transactions): (1) on the New York Stock Exchange or such other national security exchanges on which our common stock is listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges, (2) in the over-the-counter market, or (3) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions. Such transactions may be effected by the selling security holders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling security holders may effect such transactions by selling the common stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the selling security holders and may receive commissions from the purchasers of the common stock for whom they may act as agent (which discounts or commissions from the selling security holders or such purchasers will not exceed those customary in the type of transactions involved).

     Any broker-dealers that participate with the selling security holders in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts received by such broker-dealers and any profit on the resale of the common stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act. Neither we nor any selling security holder can presently estimate the amount of such compensation.

     We have agreed to bear expenses in connection with the preparation and filing of the registration statement of which this prospectus forms a part. However, the selling security holders will bear any fees or expenses related to any applicable underwriting discounts or commissions, brokers’ fees and similar selling expenses, and any other fees and expenses incurred by the selling security holders.

     Upon being notified by the selling security holders that any material arrangement has been entered into with a broker or dealer for the sale of the common stock through a secondary distribution, or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	The names of such broker-dealers;

•	The number of shares involved;

•	The price at which such shares are being sold;

•	The commission paid or the discounts or concessions allowed to such broker-dealer;

•	Where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	Other facts material to the transaction.

Where You Can Find Additional Information

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities, which are located at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our common stock is listed on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website at http://www.trwauto.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website, however, is not and should not be deemed a part of this prospectus.

     As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement on Form S-3, as amended, of which this prospectus is a part. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits thereto.

Incorporation of Certain Information by Reference

     The Commission allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed:

•	Our annual report on Form 10-K for the year ended December 31, 2004;

•	Our current report on Form 8-K filed on January 3, 2005;

•	Our current report on Form 8-K filed on January 11, 2005;

•	Our current report on Form 8-K filed on January 21, 2005;

•	Our current report on Form 8-K filed on February 1, 2005;

•	Our current report on Form 8-K filed on February 17, 2005;

•	Our current report on Form 8-K/A filed on February 17, 2005;

•	Our current report on Form 8-K filed on February 25, 2005;

•	Our current report on Form 8-K filed on March 10, 2005;

•	Our current report on Form 8-K filed on March 17, 2005;

•	Our current report on Form 8-K filed on March 22, 2005; and

•	The description of our common stock contained in our registration statement on Form S-1/A filed with the
Commission on January 30, 2004 (File No. 333-110513).

     You may request a copy of these filings at no cost, by writing or calling us at:

TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(800) 219-7411
Attention: Director – Investor Relations

     You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

     You should rely only upon the information provided in this prospectus or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. This prospectus shall not constitute an offer of shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, is accurate as of any date other than the filing date of the respective document.

Legal Matters

     The validity of the common stock offered by this prospectus will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of funds controlled by The Blackstone Group L.P.

Experts

     Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

TRW AUTOMOTIVE HOLDINGS CORP.

7,256,500 Shares of Common Stock

PROSPECTUS
             , 2005

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table lists the expenses expected to be incurred in connection with the preparation and filing of the registration statement, including amendments thereto, and the printing and distribution of the prospectus contained therein, all of which will be paid by the registrant. The selling security holders will bear all of the selling security holders’ expenses related to this offering, including any applicable underwriting discounts and selling commissions. All amounts listed below, other than the Securities and Exchange Commission registration fee, are estimates.

Securities and Exchange Commission registration fee	$17,573
Printing and duplicating expenses	5,000

Accounting fees and expenses	4,000
Legal fees and expenses	30,000
Miscellaneous expenses	1,000

Total	$57,573

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant is a Delaware Corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Article VIII and Article IX of the registrant’s Second Amended and Restated Certificate of Incorporation provide that except as otherwise provided by the DGCL, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that the registrant may indemnify directors and officers of the registrant to the fullest extent permitted by the DGCL.

     Article IV of the registrant’s Third Amended and Restated By-laws provides that:

     With respect to third party claims, the registrant, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the registrant), by reason of the fact that such person is or was a director or officer of the registrant, or, if at a time when he or she was a director or officer of the registrant, is or was serving at the request of, or to represent the interests of, the registrant as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an “Affiliated

Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) the registrant shall not be obligated to indemnify a director or officer of the registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman, a Vice Chairman or the President of the registrant and (ii) the registrant shall not be obligated to indemnify against any amount paid in settlement unless the registrant has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against the registrant or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of the registrant or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the registrant in a specific case as permitted by the Third Amended and Restated By-laws.

     The registrant’s Third Amended and Restated By-laws also provides that, with respect to derivative claims, the registrant, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer to the registrant, is or was serving at the request of, or to represent the interests of, the registrant as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that the registrant shall not be obligated to indemnify a director or officer of the registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chairman, a Vice Chairman or the President of the Corporation. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the registrant commenced by such Person, but such indemnification may be provided by the registrant in any specific case as permitted under the Third Amended and Restated By-laws.

     The registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur.

ITEM 16. EXHIBITS.

     See Index to Exhibits.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on March 23, 2005.

TRW Automotive Holdings Corp.

By:	/s/ Joseph S. Cantie

Name: Joseph S. Cantie
Title: Executive Vice President and Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph S. Cantie and David L. Bialosky or either of them, his or her attorneys-in-fact and agents, each with the power of substitution, for him or her in any and all capacities to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Plant John C. Plant	President, Chief Executive Officer and Director (Principal Executive Officer)	March 23, 2005

/s/ Joseph S. Cantie Joseph S. Cantie	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 23, 2005

/s/ Tammy S. Mitchell Tammy S. Mitchell	Controller (Principal Accounting Officer)	March 23, 2005

/s/ Robert L. Friedman Robert L. Friedman	Director	March 23, 2005

/s/ Neil P. Simpkins Neil P. Simpkins	Director	March 23, 2005

/s/ Joshua H. Astrof Joshua H. Astrof	Director	March 23, 2005

/s/ J. Michael Losh J. Michael Losh	Director	March 23, 2005

/s/ Michael J. O’Neill Michael J. O’Neill	Director	March 22, 2005

/s/ Paul H. O’Neill Paul H. O’Neill	Director	March 23, 2005

/s/ Francois J. Castaing Francois J. Castaing	Director	March 23, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits
3.1	Second Amended and Restated Certificate of Incorporation of TRW Automotive Holdings Corp. (incorporated by reference to the Annual Report on Form 10-K of TRW Automotive Holdings Corp. (File No. 001-31970) for the fiscal year ended December 31, 2003)

3.2	Third Amended and Restated By-laws of TRW Automotive Holdings Corp. (incorporated by reference to the Current Report on Form 8-K of TRW Automotive Holdings Corp. (File No. 001-31970) filed November 17, 2004)

4.1	Form of Certificate of Common Stock (incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-1 of TRW Automotive Holdings Corp. (File No. 333-110513) filed on January 26, 2004)

5.1	Opinion of Simpson Thacher & Bartlett LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on signature page hereto)